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[LUBRIZOL CORPORATE LOGO]

                                                                    Exhibit 99.1
THE LUBRIZOL CORPORATION
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE:               Immediately

FROM:                      FINANCIAL/INVESTOR CONTACT                  MEDIA CONTACT
                           --------------------------                  -------------
                           Joanne Wanstreet                            Kenneth M. Iwashita
                           440/347-1252                                440/347-5080
                           WEB SITE:  http://www.lubrizol.com

                    LUBRIZOL ANNOUNCES SECOND QUARTER RESULTS

CLEVELAND, Ohio, July 22, 2003 - The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings for the second quarter ended June 30, 2003, were $29.4 million or $.57 per share, after a pre-tax restructuring charge of $3.5 million, or $.05 per share, related to the company's Bromborough, England manufacturing facility and joint venture in India. Consolidated earnings for the comparable period in 2002 were $34.5 million. Excluding the restructuring charge, earnings were $.62 per share for the second quarter of 2003 compared to $.67 in 2002. In comparison to the prior year, earnings for the second quarter of 2003 were affected by lower volume and higher raw material costs partially offset by favorable currency and higher average selling price.

         Consolidated revenues for the quarter were a record $514.7 million, compared to $508.4 million in the second quarter of 2002. Excluding acquisitions, revenues for the quarter were even with the second quarter last year.

         For the first six months of 2003, consolidated revenues of $1.02 billion were five percent higher than revenues of $976 million in 2002. Earnings for the first six months of 2003 were $55.4 million, or $1.07 per share, after restructuring charges of $.09 per share. Consolidated earnings for the comparable period in 2002 were $56.5 million, or $1.10 per share, after a pre-tax write-off of goodwill related to a required accounting change of $7.8 million or $.15 per share. Excluding the restructuring charge and the cumulative effect of the accounting change in 2003 and 2002 respectively, earnings were $1.16 per share for the first six months of 2003 compared to $1.25 per share in 2002.

                                    - more -

         In the fluid technologies for transportation (FTT) segment, revenues for the quarter of $393.1 million were down three percent from the second quarter of 2002. Currency added five percent to FTT revenues for the quarter and the combination of higher pricing and favorable product mix added four percent to FTT revenues. These factors were more than offset by nine percent lower volume, excluding a mix shift in viscosity modifiers from liquids to a higher-value solid, compared to the strong second quarter of 2002. The volume decline was primarily caused by the expected loss of business with one customer. Average raw material costs for FTT were 13 percent higher than the second quarter a year ago. Segment contribution income for FTT of $81.7 million for the quarter increased less than one percent from the second quarter of 2002, reflecting favorable currency and price/mix and lower technology expenses partially offset by lower volume and higher average raw material costs.

         Revenues in the fluid technologies for industry (FTI) segment increased 17 percent compared to the second quarter of 2002 to $113.7 million. Excluding acquisitions, FTI revenues grew 11 percent from organic growth in shipment volume. Segment contribution income of $15.9 million for the quarter decreased 14 percent compared to the second quarter a year ago, primarily caused by costs associated with a previously reported fire at a metalworking additive manufacturing facility.

         Revenues in the "all other" segment, which includes emissions control systems, PuriNOx(TM) low-emissions diesel fuel technology and fluid metering equipment, were $7.9 million for the quarter, an increase of 26 percent compared to the second quarter of 2002. Segment contribution losses of $1.9 million compared to $2.0 million a year ago.

         Commenting on the results, W.G. Bares, Chairman and Chief Executive Officer, said, "Our results for the quarter, before the restructuring charge, came in at the upper end of the range of guidance we provided in April. I'm particularly pleased that we successfully raised prices to address raw material increases in our FTT business and that FTT maintained contribution income, even though the market for lubricants has been weaker than normal.

         "We controlled operating expenses in all segments where possible. Other than the restructuring charge, acquisitions and currency, operating expenses were about the same as last year. STAR (selling, testing, administrative and research) expenses, even after negative currency, were better than our target of 18 percent of revenues, and were just one percent higher than a year ago. Cost reduction initiatives at our manufacturing facilities continued, with equipment write-off and severance charges for the restructuring of our Bromborough, England

                                    - more -
facility and a voluntary separation program for our India joint venture. These restructuring programs are expected to generate combined annual savings beginning in 2004 of approximately $4.5 million. Also this quarter, we lowered the estimated annual tax rate to 32 percent from the 33 percent rate of the first quarter as a result of higher than anticipated non-taxable currency gains.

         "Our FTI businesses continued to perform extremely well in a difficult industrial economy. Coatings and inks, metalworking and specialty monomers were all strong in the quarter. Integration of our 2002 FTI acquisitions - particularly Chemron for the personal care market and Dock Resins for specialty coatings - continued to outperform our expectations. Last week we announced the small acquisition of foam control product lines from BASF. However, our significant efforts to close more acquisitions in FTI continue to be well below our expectations and remain high on our agenda.

         "Looking ahead, we believe the challenges of a weak economy and high raw material costs will continue. In response, we are controlling expenses and we are prepared to continue pursuing the pricing we need to address higher raw material costs. We are also maintaining support for our fluid technology growth programs. Taking all these factors together, and anticipating firming customer demand and continued favorable currency, we are maintaining our guidance for the year at $2.20 to $2.30 per share, excluding the restructuring charge. Including the full-year restructuring charge of approximately $.10 per share, we believe we will achieve earnings per share for the year in the range of $2.10 to $2.20."

         An audio webcast of the second quarter earnings conference call with investors will be available today at 1:00 p.m. Eastern time on www.lubrizol.com and will be archived for 30 days.

         The Lubrizol Corporation (NYSE: LZ) is a global provider of specialty additives and fluid technologies. These high-performance technologies focus on chemicals, systems and services for transportation and industry. The company's customers use its technology to enhance a wide variety of end-use products, including engine lubricants and fuel; gear oils and other vehicle-related fluids; hydraulic fluids and emission control systems; greases and industrial fluids; personal care products and industrial cleaners; paints, coatings and inks; and mining chemicals. Lubrizol was founded in 1928 and owns and operates 34 manufacturing plants in 15 countries. The Wickliffe, Ohio-based company has 50 sales and technical offices and more than 5,000 employees worldwide. Its three research centers are located in Wickliffe, Ohio; Hazelwood,

                                    - more -

England; and Kinuura, Japan. The company had revenues of $1.98 billion and earnings of $118.5 million in 2002. For more information, visit www.lubrizol.com.

                                       ###



This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company's operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release are contained in the company's latest annual report to its shareholders, which is available upon request.

                            THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Data)

                                                      Second Quarter                           Six Months Ended
                                                          June 30,                                 June 30,
                                               -------------------------------         -------------------------------
                                                   2003                2002                2003                2002
                                               -----------         -----------         -----------         -----------

Net sales . . . . . . . . . . . . . . .        $   514,276         $   507,505         $ 1,021,276         $   974,218

Royalties and other revenues  . . . . .                401                 879               1,614               1,678
                                               -----------         -----------         -----------         -----------

     Total revenues . . . . . . . . . .            514,677             508,384           1,022,890             975,896

Cost of sales . . . . . . . . . . . . .            372,611             361,770             740,874             692,980

Selling and administrative expenses . .             50,151              48,427             100,966              97,170

Research, testing and development
  expenses  . . . . . . . . . . . . . .             40,610              41,334              82,243              81,900

Restructuring charge  . . . . . . . . .              3,532                --                 7,038                --
                                               -----------         -----------         -----------         -----------

     Total cost and expenses  . . . . .            466,904             451,531             931,121             872,050

Other income (expense) - net  . . . . .                (24)             (3,323)               (333)             (4,042)

Interest (expense) - net  . . . . . . .             (5,109)             (4,263)             (9,956)             (7,941)
                                               -----------         -----------         -----------         -----------

Income before income taxes and
 cumulative effect of change
 in accounting principle  . . . . . . .             42,640              49,267              81,480              91,863

Provision for income taxes  . . . . . .             13,257              14,780              26,074              27,559
                                               -----------         -----------         -----------         -----------

Income before cumulative effect
 of change in accounting principle  . .             29,383              34,487              55,406              64,304

Cumulative effect of change in
 accounting principle . . . . . . . . .                                                                         (7,785)
                                               -----------         -----------         -----------         -----------

Net income  . . . . . . . . . . . . . .        $    29,383         $    34,487         $    55,406         $    56,519
                                               ===========         ===========         ===========         ===========

Net income per share:
 Net income before cumulative effect
 of change in accounting principle  . .        $      0.57         $      0.67         $      1.07         $      1.25

Cumulative effect of change in
 accounting principle . . . . . . . . .                                                                          (0.15)
                                               -----------         -----------         -----------         -----------

Net income per share  . . . . . . . . .        $      0.57         $      0.67         $      1.07         $      1.10
                                               ===========         ===========         ===========         ===========

Diluted net income per share:
 Income before cumulative effect of
 change in accounting principle . . . .        $      0.57         $      0.67         $      1.07         $      1.24

Cumulative effect of change in
   accounting principle . . . . . . . .                                                                          (0.15)
                                               -----------         -----------         -----------         -----------

Net income per share, diluted . . . . .        $      0.57         $      0.67         $      1.07         $      1.09
                                               ===========         ===========         ===========         ===========

Weighted average common shares
  outstanding  . . . . . . . . .                    51,681              51,512              51,662              51,428


Amounts shown are unaudited.

                        THE LUBRIZOL CORPORATION

CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)

                                                       June 30,        December 31,
                                                         2003             2002
                                                      ----------       ------------

ASSETS

Cash and short-term investments  . . . . . . .        $  249,856        $  266,428

Receivables  . . . . . . . . . . . . . . . . .           337,632           295,508

Inventories  . . . . . . . . . . . . . . . . .           330,856           302,968

Other current assets . . . . . . . . . . . . .            43,386            44,875
                                                      ----------        ----------

          Total current assets . . . . . . . .           961,730           909,779

Property and equipment - net . . . . . . . . .           675,956           679,155

Goodwill and intangible assets - net . . . . .           211,259           211,514

Investments and other assets . . . . . . . . .            59,156            59,689
                                                      ----------        ----------

          Total  . . . . . . . . . . . . . . .        $1,908,101        $1,860,137
                                                      ==========        ==========


LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt and current portion
   of long-term debt . . . . . . . . . . . . .        $   12,689        $   17,046

Other current liabilities  . . . . . . . . . .           273,236           290,695
                                                      ----------        ----------

          Total current liabilities  . . . . .           285,925           307,741

Long-term debt . . . . . . . . . . . . . . . .           383,487           384,845

Other noncurrent liabilities . . . . . . . . .           254,150           244,911
                                                      ----------        ----------

          Total liabilities  . . . . . . . . .           923,562           937,497
                                                      ----------        ----------

Minority interest in consolidated companies  .            51,464            53,388
                                                      ----------        ----------

Shareholders' equity . . . . . . . . . . . . .           933,075           869,252
                                                      ----------        ----------

          Total  . . . . . . . . . . . . . . .        $1,908,101        $1,860,137
                                                      ==========        ==========

Amounts shown are unaudited.

                          THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands of Dollars)

                                                             Six Months Ended
                                                                  June 30
                                                        ---------------------------
                                                           2003              2002
                                                        ---------         ---------
Cash provided from (used for):

OPERATING ACTIVITIES:

Net income . . . . . . . . . . . . . . . . . . .        $  55,406         $  56,519
Adjustments to reconcile net income to
  cash provided by operating activities:
    Depreciation and amortization  . . . . . . .           48,840            46,469
    Cumulative effect of change in
    accounting principle . . . . . . . . . . . .                              7,785
    Restructuring charge . . . . . . . . . . . .            3,327
    Net change in working capital  . . . . . . .          (64,487)           15,905
    Other items - net  . . . . . . . . . . . . .            1,431             1,688
                                                        ---------         ---------
          Total operating activities . . . . . .           44,517           128,366

INVESTING ACTIVITIES:

Capital expenditures . . . . . . . . . . . . . .          (36,803)          (29,291)
Acquisitions and equity investments  . . . . . .                            (69,438)
Other - net  . . . . . . . . . . . . . . . . . .              333             2,604
                                                        ---------         ---------
          Total investing activities . . . . . .          (36,470)          (96,125)

FINANCING ACTIVITIES:

Net short and long-term borrowings
  (repayments) . . . . . . . . . . . . . . . . .           (4,381)              158
Dividends paid . . . . . . . . . . . . . . . . .          (26,766)          (26,662)
Stock options exercised  . . . . . . . . . . . .            2,109             7,916
                                                        ---------         ---------
          Total financing activities . . . . . .          (29,038)          (18,588)

Effect of exchange rate changes on cash  . . . .            4,419             6,186
                                                        ---------         ---------


Net increase (decrease) in cash and short-term
  investments  . . . . . . . . . . . . . . . . .          (16,572)           19,839
Cash and short-term investments at the
  beginning of period  . . . . . . . . . . . . .          266,428           189,095
                                                        ---------         ---------

Cash and short-term investments at the
  end of period  . . . . . . . . . . . . . . . .        $ 249,856         $ 208,934
                                                        =========         =========


Amounts shown are unaudited.

                            THE LUBRIZOL CORPORATION

SEGMENT INFORMATION
(In Thousands of Dollars)

                                                                   Second Quarter                          Six Months
                                                                    Ended June 30,                         Ended June 30,
                                                          -------------------------------         -------------------------------
                                                              2003                2002                2003                2002
                                                          -----------         -----------         -----------         -----------
REVENUES:

 Fluid technologies for transportation . . . . . .        $   393,116         $   405,165         $   783,592         $   786,586
 Fluid technologies for industry . . . . . . . . .            113,633              96,947             224,175             177,262
 All other . . . . . . . . . . . . . . . . . . . .              7,928               6,272              15,123              12,048
                                                          -----------         -----------         -----------         -----------
  Total revenues . . . . . . . . . . . . . . . . .        $   514,677         $   508,384         $ 1,022,890         $   975,896
                                                          ===========         ===========         ===========         ===========

SEGMENT CONTRIBUTION INCOME(LOSS):

 Fluid technologies for transportation . . . . . .        $    81,718         $    81,458         $   157,116         $   158,775
 Fluid technologies for industry . . . . . . . . .             15,908              18,488              36,486              34,643
 All other . . . . . . . . . . . . . . . . . . . .             (1,856)             (2,019)             (3,921)             (5,043)
                                                          -----------         -----------         -----------         -----------
  Total segment
   contribution income (loss)  . . . . . . . . . .        $    95,770         $    97,927         $   189,681         $   188,375
                                                          ===========         ===========         ===========         ===========


Amounts shown are unaudited.